Exhibit 99.2

For Immediate Release

Insituform Technologies, Inc. Closes
Acquisition of Corrpro Companies

CHESTERFIELD, MO, March 31, 2009 – Insituform Technologies, Inc. (NASDAQ Global Select Market: INSU) (“Insituform” or the “Company”) today announced the closing of its acquisition by merger of Corrpro Companies, Inc. (“Corrpro”), a company based in Houston, Texas and Medina, Ohio.  The transaction purchase price was approximately $92.0 million, which included cash payments to the Corrpro security holders and Insituform’s repayment of certain Corrpro indebtedness.

Corrpro is a premier provider of corrosion protection and pipeline maintenance services in North America.  Corrpro offers a comprehensive line of fully-integrated products and services for the internal and external corrosion protection of pipelines, predominantly to customers in the energy and water industries.  For the twelve months ended December 31, 2008, Corrpro reported net revenues of $188.1 million and income from continuing operations of $8.2 million.

The acquisition was financed in part by a $50 million term loan under the Company’s new $115 million credit facility.

Joe Burgess, President and Chief Executive Officer of Insituform, said “Our acquisition of Corrpro, along with our recently completed acquisition of The Bayou Companies, transforms our energy and mining business into a full-service industrial pipe and corrosion protection business.  We believe that the combination of the products and services offered by both Corrpro and Bayou with the Titeliner®  products offered by our United Pipeline Systems division will uniquely position us to serve the energy, mining and water industries.”

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for the rehabilitation of sewer, water and other underground piping systems without digging or disruption and the corrosion protection of industrial pipelines.  More information about Insituform is available on its website at www.insituform.com.

Insituform®, the Insituform® logo and Titeliner® are the registered and unregistered trademarks of Insituform Technologies, Inc. and its affiliates.

This news release contains various forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions.  When used in this new release, the words “anticipate,” “estimate,” “believes,” “plans,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.  These statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. The Company does not assume a duty to update forward-looking statements.  Please use caution and do not place reliance on forward-looking statements.

CONTACT:
Insituform Technologies, Inc.
David F. Morris, Senior Vice President and Chief Administrative Officer
636-530-8000